Exhibit 99.1

THORNBURG MORTGAGE REPORTS 1Q EPS OF $0.72;

DECLARES $0.68 1Q DIVIDEND

Another Quarter of Steady Earnings Despite Volatile Interest Rates

➢	Book value reaches $20.97; up 17% year-over-year

➢	Quarterly dividend maintained at $0.68, a 5% increase over prior year

➢	1Q mortgage originations of $1.2 billion, on track to achieve ‘05 target

➢	Total assets increase to $30.9 billion; up 38% over 1Q 2004

➢	Strong credit underscored by 0.08% 60-day plus delinquent loans

Santa Fe, NM, April 19, 2005 — Thornburg Mortgage, Inc. (NYSE: TMA) reported record net income for the quarter ended March 31, 2005 of $67.5 million, or $0.72 per common share, as compared to $53.4 million, or $0.70 per common share, for the quarter ended March 31, 2004, representing a year-over-year increase of 3% on a per common share basis.

Simultaneous with the earnings announcement, the company’s Board of Directors declared a first quarter dividend of $0.68 per common share, payable on May 16, 2005 to shareholders of record on May 4, 2005. The ex-dividend date is May 2, 2005. This dividend represents a 5% increase over the year-earlier period and is unchanged from the fourth quarter of 2004.

Garrett Thornburg, chairman and chief executive officer, remarked, “The Board’s decision to maintain the current dividend level is reflective of its conservative approach to the current economic environment. Our top priority is to provide our shareholders with stable and consistent dividends with the potential for earnings growth. In the quarters to come, we anticipate that competitive pressures in the mortgage market will persist and that additional interest rate increases will occur. Regardless, our outlook for 2005 remains positive. We are confident that the current dividend level is secure.”

Larry Goldstone, president and chief operating officer, remarked, “Despite rising short-term interest rates and continued competitive pressures in the mortgage industry, we experienced another solid quarter across all aspects of our business. Year-over-year total assets increased by 38%, earnings per share grew 3%, book value grew by 17% and loan originations grew by 29%, accounting for 31% of total acquisitions in the first quarter.

Moreover, despite experiencing narrower portfolio margins over the last several quarters, we have succeeded in generating stable earnings and dividends. We accomplished this by augmenting our core business with strategies designed to support additional earnings growth, specifically, growing our higher margin loan origination business, raising new equity capital at a premium to book value and funding loan originations and acquisitions with collateralized debt obligations (CDOs).”

Mr. Goldstone continued, “Our ability to issue new common equity at an attractive premium to book value provides a powerful tool to increase earnings. In the first quarter we raised net common equity proceeds of $75.5 million through our diverse capital-raising programs. The average net issuing price was $27.61 per share and our cost to issue this capital was effectively only 2%. This new capital will fuel additional asset growth and enhance future earnings.”

Mr. Goldstone, added, “In March, we introduced a new source of long-term capital with the issuance of $50 million of 8% Series C Cumulative Redeemable Preferred Stock. The shares were issued at $25.00 per share and will begin trading on the New York Stock Exchange on April 19, 2005 under the symbol “TMA PrC”. The 8% dividend yield on this security makes it an excellent alternative to raising common equity in today’s competitive mortgage marketplace. The aggregate net proceeds to the company were $48.3 million, which equates to an effective cost of 8.27%. The preferred issuance provides another avenue to enhance earnings for common shareholders, strengthen our balance sheet and achieve financing diversification.”

Mr. Goldstone concluded, “Our earnings remain strong, we believe the dividend is secure and our outlook over the longer term remains positive despite market expectations for additional increases in short-term interest rates. We currently anticipate 2005 earnings per share will fall within the range of analyst estimates as polled by First Call, or between $2.80 and $2.88 per share.”

Origination Activity

Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “While competition remains keen amongst mortgage lenders as overall origination activity declined in response to rising interest rates, our loan origination activity remained strong. Loan originations totaled $1.2 billion in the first quarter, increasing 29% over the year-ago period and 7% over the fourth quarter. Additionally, our loan pipeline and daily lock volume continues to grow, and at March 31, 2005, our loan pipeline totaled $622.0 million. Even though market conditions are likely to remain highly competitive throughout the year, we remain confident we will meet our $4.2 billion origination target for the year.”

Mr. Badal added, “We continue to see excellent growth in our correspondent channel and now have 182 correspondent partners across the country that are approved to originate loans to our pricing and documentation specifications. We intend to intensify our correspondent sales efforts during the second quarter by significantly expanding coverage in the Midwest and South Central U.S., regions that have, until now, remained largely untapped.”

Mr. Badal continued, “In the second quarter, we also intend to implement a program to test our mortgage origination capability within the mortgage broker community, which historically has generated 65% of all residential mortgage production. This new origination channel has considerable potential, and based on our preliminary research, we believe we can partner effectively with select high quality mortgage brokers to enhance our loan origination efforts without compromising the credit quality and performance characteristics of our loan origination portfolio.”

Mr. Badal concluded, “Our ability to provide competitive rates, common sense underwriting, financially sensible ARM products — including our loan modification feature — and ongoing exceptional customer service should allow us to further grow our loan origination business across multiple channels and through our loyal customer base. During the first quarter, our loan servicing portfolio grew 7% to $7.8 billion, representing 16,613 customers. Based on current statistics, we are now the 57th largest single-family residential lender in the country.”

The company’s borrower credit quality remains exceptional. At March 31, 2005, the company’s 60-day plus delinquent loans were only 0.08% of $10.8 billion of securitized and unsecuritized loans, unchanged from the fourth quarter, but significantly below the industry’s delinquent conventional and prime ARM loan ratios of 1.50% and 0.56%, respectively. The company has not realized a loan loss in the past 13 quarters, and since it began acquiring loans in 1997, it has experienced cumulative credit losses of just $174,000. At March 31, 2005, loan loss reserves totaled $9.8 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio.

First Quarter Results

The company once again delivered solid quarterly operating results. Net income grew to $67.5 million and net interest income grew to $83.2 million, up 26% and 19%, respectively, from a year ago. ROE for the first quarter was 14.5% compared to 16.3% for the year ago period. Book value grew 17% to $20.97 per share, up from $17.85 a year ago. This book value calculation excludes the unrealized market value gain on our ARM loans, which totaled $24.5 million at March 31, 2005 ($0.26 on a per share basis).

The average portfolio yield during the first quarter increased to 4.19% from 4.07% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 3.25% from 3.11% in the fourth quarter. This resulted in an average portfolio margin of 1.13% for the quarter compared to 1.16% for the quarter ended December 31, 2004.

Richard Story, senior executive vice president and chief financial officer, commented, “Two primary factors explain the modest decline in our average portfolio margin. The net interest spread on our 6- and 12-month traditional ARMs, which represent 13% of our portfolio, continues to be temporarily impacted because our funding costs related to those assets reprice more rapidly than their interest rate adjustments. We estimate that this repricing gap totaled 81 days as of March 31, 2005. Additionally, we have $1.2 billion of interest rate cap agreements hedging the interest rate expense on our CDOs. These interest rate cap agreements have strike prices ranging from 3.25% to 11.50% and therefore, are not providing any cash flow hedging benefit at this time.”

Mr. Story added, “We continue to actively manage our hedged borrowing position financing our hybrid ARMs, especially in today’s environment of gradually increasing short-term interest rates. We focus on matching durations related to our hybrid ARMs as it is a more comprehensive way to manage the interest rate risk associated with the fixed rate characteristics of these assets. We effectively create fixed-rate borrowings by extending the duration of our short-term borrowings and CDOs with interest rate swap agreements, Eurodollar futures contracts, and interest rate cap agreements so that they closely match the duration of the hybrid ARMs. Our goal is to keep the duration difference, or gap, between the hybrid ARMs and their related borrowings to a minimum in order to reduce the impact interest rate changes have on earnings. At the end of the first quarter, we calculated our duration gap on the hybrid ARMs to be 4.8 months, a level we believe allows us to maintain consistent earnings and dividends.”

The company’s ARM portfolio increased by 39% over the past 12 months, and 5% in the first quarter, ending the quarter with $30.3 billion of ARM assets. During the quarter, the company acquired or originated $3.8 billion of new mortgage assets at an average purchase price of 100.9%. The portfolio constant prepayment rate (CPR) averaged 21% for the first quarter, down from 22% CPR in the previous quarter. At March 31, 2005, the unamortized cost basis at which the company was holding its ARM assets was 101.0% down from 101.1% in the prior quarter.

The company remains focused on acquiring high credit quality assets for its portfolio. At March 31, 2005, secondary market acquisitions of AAA or AA-rated securities comprised 63.8% of ARM assets. Another 33.8% represented “A quality” loans that the company has securitized into AAA or AA-rated securities. An additional 1.5% consisted of “A quality” ARM loans that the company intends to securitize and retain in its portfolio.

The company will host a dial-in conference call on Wednesday, April 20, 2005 at 10:30 a.m. EDT, to discuss first quarter results. The teleconference dial-in number is (800) 553-0351. A replay of the call will be available beginning at 2:00 p.m. on April 21, 2005 and ending at midnight on April 28, 2005. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 775857. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com. Presentation materials will be available for download prior to the event at www.thornburgmortgage.com.

Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company’s Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company’s Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount on shares purchased through the Plan.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $30.9 billion in high quality assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit, and is positioned to become one of the top 50 single-family residential lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(Amounts in thousands, except per share data)

For Quarters Ended:

	March 31, 2005	March 31, 2004
Interest income from ARM assets and cash equivalents	$308,059	$195,813
Interest expense on borrowed funds	(224,892)	(126,093)

Net interest income	83,167	69,720

Servicing income, net	2,515	822
Gain on ARM assets and hedging instruments, net	2,967	3,544
Hedging expense	—	(158)
Provision for credit losses	(409)	(432)
Management fee	(4,706)	(3,627)
Performance fee	(10,035)	(8,334)
Long-term incentive awards	(1,428)	(4,495)
Other operating expenses	(4,615)	(3,677)

NET INCOME	$67,456	$53,363

Net income	$67,456	$53,363
Dividends on Series C preferred stock	(100)	—

Net income available to common shareholders	$67,356	$53,363

Earnings per common share:
Net income	$0.72	$0.70

Average number of shares outstanding	93,173	76,631

Dividends declared per common share	$0.68	$0.65

Noninterest expense as a percent of average assets	0.28%	0.40%

THORNBURG MORTGAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	March 31, 2005	December 31, 2004
ASSETS

ARM assets:
ARM securities, net	$19,490,760	$18,656,045
ARM loans:
Securitized ARM loans, net	4,004,485	2,899,985
ARM loans collateralizing debt obligations, net	6,355,580	6,720,810
ARM loans held for securitization, net	449,179	466,221

ARM loans	10,809,244	10,087,016

ARM assets	30,300,004	28,743,061

Cash and cash equivalents	27,204	112,622
Restricted cash and cash equivalents	33,746	30,737
Hedging instruments	331,651	144,230
Accrued interest receivable	143,345	118,273
Prepaid expenses and other	44,648	40,695

	$30,880,598	$29,189,618

LIABILITIES

Reverse repurchase agreements	$17,076,520	$14,248,939
Asset-backed commercial paper	4,990,000	4,905,000
CDOs	6,254,720	6,623,641
Whole loan financing facilities	107,185	285,555
Hedging instruments	4,712	26,027
Senior notes	304,198	304,173
Payable for securities purchased	—	815,915
Accrued interest payable	65,097	44,109
Dividends payable	100	62,495
Accrued expenses and other	44,785	84,580

	28,847,317	27,400,434

SHAREHOLDERS’ EQUITY

Preferred stock: par value $0.01 per share; 2,300 shares authorized, 2,000 shares issued and outstanding	20	—
Common stock: par value $0.01 per share; 497,678 shares authorized, 91,904 and 94,638 shares issued and outstanding, respectively	946	919
Additional paid-in-capital	1,996,243	1,872,487
Accumulated other comprehensive loss	(37,777)	(90,715)
Retained earnings	73,849	6,493

	2,033,281	1,789,184

	$30,880,598	$29,189,618

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